EXHIBIT 99.1

Bunge Reports Fourth Quarter 2016 Results

White Plains, NY – February 15, 2017 – Bunge Limited (NYSE:BG)

•	Q4 GAAP EPS of $1.83 vs. $1.31 last year, $1.70 vs $1.49 on an adjusted basis

•	Higher results driven by Food & Ingredients and Sugar & Bioenergy

•	Combined Agri-Foods trailing four quarter ROIC of 8.6%; 1.6 points over WACC

•	Operating cash flow of $1,904 million; adjusted funds from operations of $1,477 million (a)

•	Continue to expect strong earnings growth in 2017

„	Financial Highlights

	Quarter Ended		Year Ended
US$ in millions, except per share data	12/31/16	12/31/15	12/31/16	12/31/15
Net income attributable to Bunge	$271	$203	$745	$791

Net income (loss) per common share from continuing operations-diluted	$1.83	$1.31	$5.07	$4.84

Net income (loss) per common share from continuing operations-diluted, adjusted (a)	$1.70	$1.49	$4.67	$4.83
Total Segment EBIT (a)	$403	$294	$1,143	$1,248
Certain gains & (charges) (b)	$41	$(43)	$43	$19
Total Segment EBIT, adjusted (a)	$362	$337	$1,100	$1,229
Agribusiness (c)	$237	$268	$782	$1,054
Oilseeds	$134	$185	$407	$596
Grains	$103	$83	$375	$458
Food & Ingredients (d)	$70	$46	$229	$192
Sugar & Bioenergy	$30	$10	$51	$(22)
Fertilizer	$25	$13	$38	$5

(a)
Total Segment earnings before interest and tax (“Total Segment EBIT”); Total Segment EBIT, adjusted; net income (loss) per common share from continuing operations-diluted, adjusted funds from operations and ROIC are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website.

(b)	Certain gains & (charges) included in Total Segment EBIT. See Additional Financial Information for detail.
(c)	See footnote 23 of Additional Financial Information for a description of the Oilseeds and Grains businesses in Bunge’s Agribusiness segment.
(d)	Includes Edible Oil Products and Milling Products segments.

„	Overview

Soren Schroder, Bunge’s Chief Executive Officer, stated, “Bunge had a solid fourth quarter to end a challenging year. Higher Food & Ingredients and Sugar & Bioenergy results in 2016 reflect our team’s hard work to drive structural improvements to increase the underlying competitiveness of our businesses. Agribusiness faced a very competitive global market environment, but finished strong.  Our 2016 adjusted ROIC in our core Agribusiness and Food operations was 8.6%, 1.6 points over our cost of capital.

“Our efforts to drive long term, sustainable value are on track. In 2016 we delivered $135 million of cost and efficiency benefits, exceeding our target by $10 million. Adjusted Funds from Operations were approximately $1.5 billion, $61 million higher than last year.  We returned $457 million to shareholders through dividends and share repurchases, and capex of $784 million was below our $850 million guidance and is tracking approximately $275 million below our 2014-2017 target, reflecting disciplined capital allocation.  We expanded our value added Food & Ingredients’ capabilities with bolt-on M&A in Europe and strengthened our winning Agribusiness footprint through joint ventures in Brazil, Vietnam and Canada. We expect our previously announced Northern European soy crush and Mexican corn milling acquisitions to close, respectively, in the first and second quarters of 2017.

“We enter 2017 with confidence and expect strong growth in earnings. After disappointing crops in South America last year, the region is on track to produce record harvests this season, which aligns well with our footprint. In addition, global soybean processing margins, which were under pressure during most of 2016, are improving, and soft seed margins are better in both North America and Europe. We expect Food & Ingredients to increase its share of value added products and to grow volumes.  In Sugar & Bioenergy, our sugar is hedged at higher prices and Brazilian ethanol prices should be supported by favorable supply and demand. Importantly, we will also continue to drive our performance improvement programs, expecting $100 million of incremental benefits in 2017.”

„	Fourth Quarter Results

Agribusiness
Results decreased from last year, primarily due to lower results in our soy processing operations, reflecting tight bean supplies in South America and softer global soymeal demand due to competition from lower cost feed products. Results in our European and Canadian softseed processing operations increased, driven by large crops, solid vegetable oil demand and our new Ukrainian plant, which started up earlier this year. Improved performance in Grains was largely driven by higher results in our U.S. operations, which benefitted from record corn and soybean crops that increased origination and export volumes and margins, as well as lower costs resulting from our footprint optimization efforts. Our global teams effectively managed risk during the quarter; however, contributions from risk management were lower than last year.

Edible Oil Products
Increased results in the fourth quarter were primarily driven by improved performance in Brazil, reflecting higher margins in all major product categories, share gains and lower costs. In India, increased sales of higher margin specialty bakery products contributed to its improved performance. Results in North America were down as higher results in Canada were more than offset by lower U.S. results. Performance in Europe was comparable to last year.

Milling Products
Higher results in the quarter were primarily due to increased volumes and margins in Brazil, which benefitted from the contribution of our recently acquired Pacifico mill, market share gains and improved product mix. Partially offsetting these improvements were lower results in North America, driven by the translation impact of the stronger U.S. dollar on our Mexican operations and lower margins in our U.S. corn milling business.

Sugar & Bioenergy
Increased results in the quarter were primarily driven by our sugarcane milling operation, where higher sugar and ethanol prices more than offset lower crush volumes. Results in our trading & distribution business were down due to lower volumes and margins. Results in our biofuel joint ventures were higher due to improved volumes and margins. We incurred a $7 million loss in the quarter associated with our renewable oils joint venture.

Fertilizer
Higher results in the quarter were driven by improved volumes in our Argentine fertilizer business that slightly offset lower margins. Results in the quarter also benefitted from the reversal of an $11 million provision related to tariffs on natural gas consumption.

Cash Flow
Cash generated by operations in the year ended December 31, 2016 was $1,904 million compared to cash generated of $610 million in 2015. The year-over-year increase was primarily driven by lower levels of working capital reflecting increased payables and decreased secured advances to farmers.  Adjusted funds from operations of $1,477 million was $61 million higher than the year ago period of $1,416 million.

Income Taxes
The effective tax rate for year ended December 31, 2016 was 22%. Adjusting for net gains and charges, the effective tax rate was approximately 24%.

„	Outlook

Thomas Boehlert, Chief Financial Officer, stated, “Our full-year 2017 outlook remains largely consistent with the assumptions that we provided at our December investor day. In Agribusiness, we expect EBIT to return to historical range of $895 to $1,050 million, driven by large crops in South America, of which Brazilian farmers have a significant percentage remaining to price; a return to more normal levels of soy meal inclusion in feed rations; and higher softseed crush margins due to the combination of greater seed supply and robust vegetable oil demand. We expect Agribusiness to start the year slow and progressively improve as volumes and margins pick up in South America.

“In Food & Ingredients, we expect segment results to improve sequentially as we progress through the year, resulting in EBIT of $270 to $290 million.  Our outlook for year-over-year improvement reflects higher margins and volumes resulting from our performance improvement initiatives, more favorable product mix of higher value added products and full year contributions from our new wheat mills in Brazil.

“In Sugar & Bioenergy, we expect 2017 EBIT of $100 to $120 million. Our outlook for year-over-year improvement reflects our actions to improve cane yields, sugar prices hedged at higher levels, a favorable ethanol supply-demand balance in Brazil, and assumes normal seasonal weather patterns. Similar to past years, results will be seasonally weak in the first half of the year.

“In Fertilizer, we expect EBIT of approximately $30 million.

“Additionally, we expect the following for 2017: a tax rate range of 24 to 27%; net interest expense in the range of $200 to $225 million; depreciation, depletion and amortization of approximately $550 million; and capital expenditures of $750 to $800 million.”

„	Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 8:00 a.m. EST on February 15, 2017 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (888) 771-4371.  If you are located outside the United States or Canada, dial (847) 585-4405.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 44122118.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to “Webcasts and Events” in the “Investors” section of the company’s website.  Select “Q4 2016 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

A replay of the call will be available later in the day on February 15, 2017, continuing through March 17, 2017.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 44122118.  A replay will also be available at “Past Events” in the “Investors” section of the company’s website.

„	About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in over 40 countries with approximately 32,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat, corn and rice to make ingredients used by food companies; and sells fertilizer in South America.  Founded in 1818, the company is headquartered in White Plains, New York.

„	Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

„	Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on net income (loss) attributable to Bunge, earnings per share diluted and continuing operations for total segment EBIT for the quarters and years ended December 31, 2016 and 2015.

	Net Income (loss)		Earnings
	Attributable to		Per Share		Total Segment
(US$ in millions, except per share data)	Bunge		Diluted		EBIT
Quarter Ended December 31,	2016	2015	2016	2015	2016	2015
Continuing operations:
Agribusiness:	$71	$(20)	$0.48	$(0.13)	$105	$(23)
Gain on disposition of equity interest of operations in Brazil (1)	59	-	0.40	-	90	-
Gain on disposition of equity interest of operations in Asia (2)	27	-	0.18	-	30	-
Impairment of equity investment in Asia (3)	(15)	-	(0.10)	-	(15)	-
Tax assessment transfer fee (7)	-	(6)	-	(0.04)	-	(9)
Impairment of equity investment in Europe (8)	-	(14)	-	(0.09)	-	(14)
Edible Oil Products:	$-	$(10)	$-	$(0.07)	$-	$(15)
Goodwill impairment (10)	-	(9)	-	(0.06)	-	(13)
Restructuring charges (11)	-	(1)	-	(0.01)	-	(2)
Sugar & Bioenergy:	$(53)	$(5)	$(0.35)	$(0.03)	$(55)	$(5)
Restructuring charges (13)	(3)	(5)	(0.02)	(0.03)	(3)	(5)
Provision for long-term receivables in Brazil (14)	(8)	-	(0.05)	-	(8)	-
Impairment of equity investment in Brazil (15)	(42)	-	(0.28)	-	(44)	-
Fertilizer:	$(6)	$-	$(0.04)	$-	$(9)	$-
Asset impairment in Argentina (16)	(6)	-	(0.04)	-	(9)	-
Interest and Income Taxes:	$5	$8	$0.04	$0.05	$-	$-
Income tax benefits (charges) (17)	(5)	8	(0.03)	0.05	-	-
Reversal of interest related to ICMS tax credits in Brazil (18)	10	-	0.07	-	-	-
Total	$17	$(27)	$0.13	$(0.18)	$41	$(43)

„	Additional Financial Information

	Net Income		Earnings
	Attributable to		Per Share		Total Segment
(US$ in millions, except per share data)	Bunge		Diluted		EBIT
Year Ended December 31,	2016	2015	2016	2015	2016	2015
Continuing operations:
Agribusiness:	$63	$42	$0.43	$0.27	$93	$54
Gain on disposition of equity interest of operations in Brazil (1)	59	-	0.40	-	90	-
Gain on disposition of equity interest of operations in Asia (2)	27	-	0.18	-	30	-
Impairment of equity investment in Asia (3)	(15)	-	(0.10)	-	(15)	-
Impairment of intangible assets (4)	(8)	-	(0.05)	-	(12)	-
Gain on sale of grain assets in Canada (5)	-	43	-	0.28	-	47
Reversal of export tax contingency (6)	-	19	-	0.12	-	30
Tax assessment transfer fee (7)	-	(6)	-	(0.04)	-	(9)
Impairment of equity investment in Europe (8)	-	(14)	-	(0.09)	-	(14)
Edible Oil Products:	$-	$(20)	$-	$(0.14)	$-	$(30)
Impairment of packaged oil facility (9)	-	(10)	-	(0.07)	-	(15)
Goodwill impairment (10)	-	(9)	-	(0.06)	-	(13)
Restructuring charges (11)	-	(1)	-	(0.01)	-	(2)
Milling Products:	$9	$-	$0.06	$-	$14	$-
Brazilian wheat import tax contingency (12)	9	-	0.06	-	14	-
Sugar & Bioenergy:	$(53)	$(5)	$(0.35)	$(0.03)	$(55)	$(5)
Restructuring charges (13)	(3)	(5)	(0.02)	(0.03)	(3)	(5)
Provision for long-term receivables in Brazil (14)	(8)	-	(0.05)	-	(8)	-
Impairment of equity investment in Brazil (15)	(42)	-	(0.28)	-	(44)	-
Fertilizer:	$(6)	$-	$(0.04)	$-	$(9)	$-
Asset impairment in Argentina (16)	(6)	-	(0.04)	-	(9)	-
Interest and Income Taxes:	$44	$(16)	$0.30	$(0.09)	$-	$-
Income tax benefits (charges) (17)	34	(16)	0.23	(0.09)	-	-
Reversal of interest related to ICMS tax credits in Brazil (18)	10	-	0.07	-	-	-
Total	$57	$1	$0.40	$0.01	$43	$19

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
(US$ in millions, except per share data)	2016	2015	2016	2015
Net sales	$12,059	$11,105	$42,939	$43,455
Cost of goods sold	(11,355)	(10,402)	(40,529)	(40,762)
Gross profit	704	703	2,410	2,693
Selling, general and administrative expenses	(345)	(385)	(1,286)	(1,435)
Foreign exchange gains (losses)	(17)	7	(8)	(8)
Other income (expense)−net	14	(12)	12	(18)
Gain on disposition of equity interests and sale of assets (1),(2),(5)	122	-	122	47
Equity investment impairments (3),(15)	(59)	-	(59)	-
Goodwill and intangible impairments (4),(10)	-	(13)	(12)	(13)
EBIT attributable to noncontrolling interest(a) (19)	(16)	(6)	(36)	(18)
Total Segment EBIT (18)	403	294	1,143	1,248
Interest income	14	1	51	43
Interest expense	(45)	(71)	(234)	(258)
Income tax expense	(102)	(26)	(220)	(296)
Noncontrolling interest share of interest and tax(a) (20)	2	6	14	19
Income from continuing operations, net of tax	272	204	754	756
Income (loss) from discontinued operations, net of tax	(1)	(1)	(9)	35
Net income attributable to Bunge(20)	271	203	745	791
Convertible preference share dividends and other obligations	(9)	(15)	(36)	(53)
Net income available to Bunge common shareholders	$262	$188	$709	$738
Net income (loss) per common share diluted attributable to Bunge common shareholders (21):
Continuing operations	$1.83	$1.31	$5.07	$4.84
Discontinued operations	(0.01)	(0.01)	(0.06)	0.23
Net income (loss) per common share - diluted	$1.82	$1.30	$5.01	$5.07
Weighted–average common shares outstanding - diluted	148	151	148	152

(a) The line items “EBIT attributable to noncontrolling interest” and “Noncontrolling interest share of interest and tax” when combined, represent consolidated Net loss (income) attributed to noncontrolling interests on a U.S. GAAP basis of presentation.

Consolidated Segment Information (Unaudited)
Set forth below is a summary of certain earnings data and volumes by reportable segment.

	Quarter Ended		Year Ended
	December 31,		December 31,
(US$ in millions, except volumes)	2016	2015	2016	2015
Volumes (in thousands of metric tons):
Agribusiness	32,829	33,936	134,605	134,136
Edible Oil Products	1,883	1,826	6,989	6,831
Milling Products	1,103	1,063	4,498	4,199
Sugar & Bioenergy	2,734	3,016	9,077	10,440
Fertilizer	440	359	1,272	979

Net sales:
Agribusiness	$8,344	$7,894	$30,214	$31,267
Edible Oil Products	1,901	1,724	6,859	6,698
Milling Products	404	379	1,647	1,609
Sugar & Bioenergy	1,275	976	3,816	3,495
Fertilizer	135	132	403	386
Total	$12,059	$11,105	$42,939	$43,455
Gross profit:
Agribusiness	$451	$465	$1,490	$1,858
Edible Oil Products	123	107	439	404
Milling Products	57	44	269	237
Sugar & Bioenergy	51	65	159	164
Fertilizer	22	22	53	30
Total	$704	$703	$2,410	$2,693
Selling, general and administrative expenses:
Agribusiness	$(195)	$(251)	$(706)	$(851)
Edible Oil Products	(82)	(76)	(320)	(328)
Milling Products	(30)	(29)	(127)	(123)
Sugar & Bioenergy	(32)	(23)	(112)	(109)
Fertilizer	(6)	(6)	(21)	(24)
Total	$(345)	$(385)	$(1,286)	$(1,435)
Foreign exchange gain (loss):
Agribusiness	$(20)	$38	$(7)	$67
Edible Oil Products	1	-	(1)	-
Milling Products	(2)	-	(7)	(8)
Sugar & Bioenergy	4	(30)	9	(68)
Fertilizer	-	(1)	(2)	1
Total	$(17)	$7	$(8)	$(8)

Segment EBIT:
Agribusiness	$342	$245	$875	$1,108
Edible Oil Products	46	16	112	59
Milling Products	24	15	131	103
Sugar & Bioenergy	(25)	5	(4)	(27)
Fertilizer	16	13	29	5
Total(19)	$403	$294	$1,143	$1,248

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(US$ in millions)	2016	2015
Assets
Cash and cash equivalents	$934	$411
Time deposits under trade structured finance program	64	325
Trade accounts receivable, net	1,676	1,607
Inventories (22)	4,773	4,466
Other current assets	3,645	4,107
Total current assets	11,092	10,916
Property, plant and equipment, net	5,099	4,736
Goodwill and other intangible assets, net	709	744
Investments in affiliates	373	329
Time deposits under trade structured finance program	464	-
Other non-current assets	1,451	1,189
Total assets	$19,188	$17,914
Liabilities and Equity
Short-term debt	$257	$648
Current portion of long-term debt	938	869
Letter of credit obligations under trade structured finance program	528	325
Trade accounts payable	3,485	2,675
Other current liabilities	2,476	2,823
Total current liabilities	7,684	7,340
Long-term debt	3,069	2,926
Other non-current liabilities	1,092	959
Total liabilities	11,845	11,225
Redeemable noncontrolling interest	-	37
Total equity	7,343	6,652
Total liabilities and equity	$19,188	$17,914

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Year Ended
	December 31,
(US$ in millions)	2016	2015
Operating Activities
Net income (20)	$767	$790
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Impairment charges	87	57
Foreign exchange loss (gain) on debt	80	(213)
Gain on disposition of equity interest of operations	(120)	(47)
Deferred income taxes	126	16
Depreciation, depletion and amortization	547	545
Other, net	70	55
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable, net	(131)	(97)
Inventories	(269)	314
Secured advances to suppliers	38	(397)
Trade accounts payable	708	(88)
Advances on sales	36	22
Net unrealized gain/loss on derivative contracts	(84)	(16)
Accrued liabilities	(148)	(7)
Margin deposits	199	(154)
Other, net	(2)	(170)
Cash provided by (used for) operating activities	1,904	610
Investing Activities
Payments made for capital expenditures	(784)	(649)
Acquisitions of businesses (net of cash acquired)	(34)	(347)
Proceeds from investments	802	295
Payments for investments	(553)	(235)
Settlement of net investment hedges	(375)	203
Proceeds from the sale of grain assets in Canada	-	88
Payments for investments in affiliates	(40)	(167)
Other, net	58	10
Cash provided by (used for) investing activities	(926)	(802)
Financing Activities
Net borrowings (repayments) of short-term debt	(255)	187
Net proceeds (repayments) of long-term debt	316	695
Repurchases of common shares	(200)	(300)
Dividends paid	(282)	(249)
Other, net	(67)	27
Cash provided by (used for) financing activities	(488)	360
Effect of exchange rate changes on cash and cash equivalents	33	(119)
Net increase (decrease) in cash and cash equivalents	523	49
Cash and cash equivalents, beginning of period	411	362
Cash and cash equivalents, end of period	$934	$411

„	Definition and Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934. Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below. These measures may not be comparable to similarly titled measures used by other companies.

Total Segment EBIT and Total Segment EBIT, adjusted

Bunge uses total segment earnings before interest and taxes (“Total Segment EBIT”) to evaluate Bunge’s operating performance. Total Segment EBIT is the aggregate of each of our five reportable segments’ earnings before interest and taxes. Total Segment EBIT, adjusted, is calculated by excluding certain gains and charges as described above in “Additional Financial Information” from Total Segment EBIT.  Total Segment EBIT and Total Segment EBIT, adjusted are non-GAAP financial measures and are not intended to replace net income (loss) attributable to Bunge, the most directly comparable U.S. GAAP financial measure. Bunge’s management believes these non-GAAP measures are a useful measure of its reportable segments’ operating profitability, since the measures allow for an evaluation of segment performance without regard to their financing methods or capital structure. For this reason, operating performance measures such as these non-GAAP measures are widely used by analysts and investors in Bunge’s industries. These non-GAAP measures are not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income (loss) or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of Net income attributable to Bunge to Total Segment EBIT, adjusted:

	Quarter Ended		Year Ended
	December 31,		December 31,
(US$ in millions)	2016	2015	2016	2015
Net income attributable to Bunge	$271	$203	$745	$791
Interest income	(14)	(1)	(51)	(43)
Interest expense	45	71	234	258
Income tax expense (benefit)	102	26	220	296
(Income) loss from discontinued operations, net of tax	1	1	9	(35)
Noncontrolling interest share of interest and tax	(2)	(6)	(14)	(19)
Total Segment EBIT	403	294	1,143	1,248
Certain gains & (charges)	41	(43)	43	19
Total Segment EBIT, adjusted	$362	$337	$1,100	$1,229

„	Net Income (loss) per common share from continuing operations–diluted, adjusted

Net income (loss) per common share from continuing operations-diluted, adjusted, excludes certain gains and charges and discontinued operations and is a non-GAAP financial measure. This measure is not a measure of earnings per common share-diluted, the most directly comparable U.S. GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.  Net income (loss) per common share from continuing operations-diluted, adjusted is a useful measure of the Company’s profitability.

Below is a reconciliation of Net income (loss) per common share from continuing operations - diluted, adjusted to Net income (loss) per common share–diluted:

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Continuing operations:
Net income (loss) per common share - diluted adjusted (excluding certain
gains & charges and discontinued operations)	$1.70	$1.49	$4.67	$4.83
Certain gains & charges (see Additional Financial Information section)	0.13	(0.18)	0.40	0.01
Net income (loss) per common share - continuing operations	1.83	1.31	5.07	4.84

Discontinued operations:	(0.01)	(0.01)	(0.06)	0.23

Net income (loss) per common share - diluted	$1.82	$1.30	$5.01	$5.07

„	Notes

Agribusiness:

1)
2016 EBIT includes a $90 million pre-tax gain related to disposition of equity interest of operations in Brazil, recorded in the fourth quarter, of which $92 million was recorded in other income (expense)-net and $(2) million in foreign exchange gains and (losses).

2)	2016 EBIT includes a $30 million pre-tax gain related to disposition of equity interest of operations in Asia, recorded in the fourth quarter.

3)	2016 EBIT includes a $(15) million pre-tax impairment charge related to an equity investment in Asia, recorded in the fourth quarter.

4)	2016 EBIT includes a $(12) million pre-tax impairment charge related to remaining unamortized carrying value of certain patents in the United States, recorded in the second quarter.

5)	2015 EBIT includes a $47 million pre-tax gain on the sale of grain assets in Canada, recorded in the third quarter.

6)	2015 EBIT includes a $30 million pre-tax reversal of an export tax contingency in Argentina, recorded in the second quarter.

7)	2015 EBIT includes $(9) million pre-tax charge of taxes and fees related to export activities in our Argentinian subsidiary, recorded in the fourth quarter.

8)	2015 EBIT includes a $(14) million pre-tax impairment charge related to an equity investment in a freight shipping company in Europe, recorded in the fourth quarter.

Edible Oil Products:

9)	2015 EBIT includes a $(15) million pre-tax impairment charge related to the announced closure of a packaged oil plant in the United States, recorded in the second quarter.

10)	2015 EBIT includes a $(13) million pre-tax goodwill impairment charge related to our tomato products business in Brazil, recorded in the fourth quarter.

11)	2015 EBIT includes $(2) million of pre-tax restructuring charges recorded in the fourth quarter.

Milling Products:

12)	2016 EBIT includes a $14 million pre-tax gain related to a wheat import tax contingency settlement in Brazil recorded in the third quarter.

Sugar & Bioenergy:

13)	2016 EBIT includes a $(3) million pre-tax restructuring charge recorded in the fourth quarter.

2015 EBIT includes a $(5) million pre-tax restructuring charge recorded in the fourth quarter.

14)	2016 EBIT includes a $(8) million pre-tax provision for long-term receivables in Brazil recorded in the fourth quarter.

15)	2016 EBIT includes a $(44) million pre-tax impairment charge of an equity investment in Brazil, recorded in the fourth quarter.

Fertilizer:

16)	2016 EBIT includes a $(9) million pre-tax impairment charge related to property, plant and equipment in Argentina, recorded in the fourth quarter.

Interest and Income Taxes:

17)
2016 income tax benefits (charges) include benefits of $34 million. Of these amounts $60 million, net of reserves, relates to the change in a tax election in North America, recorded in the first quarter, $11 million tax credits in Europe recorded in the second quarter and $19 million to Sugar & Bioenergy deferred tax allowance release recorded in the fourth quarter, offset by a charges of $(32) million and $(24) million for uncertain tax positions related to Asia, recorded in the first and fourth quarters, respectively.

2015 income tax benefits (charges) include charges of $(16) million. Of these amounts $(4) million relates to the finalization of a tax audit in Asia, recorded in the second quarter, $(14) million and $(12) million, resulting from management’s evaluation of the recoverability of net deferred tax assets in Asia, recorded in the third and fourth quarters, respectively. Offset by income tax valuation (allowances) reversals of $14 million benefit resulting from management’s evaluation of the recoverability of its net deferred tax assets of a subsidiary in North America, recorded in the fourth quarter.

„	Notes

18)
2016 interest expense and income tax benefits (charges) includes pre-tax interest benefits of $16 million ($10 million after tax) related to the reversal of interest related to ICMS tax credits in Brazil, resulting from a tax amnesty program recorded in the fourth quarter.

Notes to the Financial Tables:

19)	See Definition and Reconciliation of Non-GAAP Measures.

20)	A reconciliation of Net income attributable to Bunge to Net income is as follows:

	Twelve Months Ended
	December 31,
	2016	2015
Net income attributable to Bunge	$745	$791
EBIT attributable to noncontrolling interest	36	18
Noncontrolling interest share of interest and tax	(14)	(19)
Net income	$767	$790

21)
Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2016 excludes the dilutive effect of 4 million, respectively, of outstanding stock options and contingently issuable restricted stock units as the effect of conversion would not have been dilutive.

Weighted-average common shares outstanding-diluted for the fourth quarter and year ended December 31, 2015 excludes the dilutive effect of 4 million and 3 million, respectively, of outstanding stock options and contingently issuable restricted stock units as the effect of conversion would not have been dilutive.

22)
Includes readily marketable inventories of $3,855 million and $3,666 million at December 31, 2016 and 2015, respectively. Of these amounts, $2,523 million and $2,513 million, respectively, can be attributable to merchandising activities.

23)
The Oilseed business included in our Agribusiness segment consists of our global activities related to the crushing of oilseeds (including soybeans, canola, rapeseed and sunflower seed) into protein meals and vegetable oils; the trading and distribution of oilseeds and oilseed products; and biodiesel production, which is primarily conducted through joint ventures.

The Grains business included in our Agribusiness segment consists primarily of our global grain origination activities, which principally conduct the purchasing, cleaning, drying, storing and handling of corn, wheat, barley, rice and oilseeds at our network of grain elevators; the logistical services for distribution of these commodities to our customer markets through our port terminals and transportation assets (including trucks, railcars, barges and ocean vessels); and financial services and activities for customers from whom we purchase commodities and other third parties.